EXHIBIT 99.1

Aces Wired executives indicted

Gordon Graves, others face felony charges.

By Eric Dexheimer
AMERICAN-STATESMAN STAFF

Wednesday, November 19, 2008

Grand juries in two counties on Tuesday indicted Austin businessman Gordon Graves and nearly two dozen other officers, employees and directors of Aces Wired, a well-financed and politically connected company whose 8-liner-type machines have blurred the line between legal and illegal gaming in Texas. Graves is the Dallas-based company's chairman and largest single investor.

In Tarrant County, where three of Aces' amusement centers were located, 22 people were indicted in all, including two of the company's directors, its president and several managers. The Bexar County grand jury returned nine indictments, five of them against corporate officers, including Graves.

The charges, brought under organized-crime statutes, are all gambling-related felonies. They range from operating a place of gambling — punishable by up to two years in state prison — to money laundering, which carries a penalty of up to 99 years in prison and a $10,000 fine. Tarrant County also charged Graves and others with tampering with evidence for allegedly moving some of the company's gaming machines while knowing an investigation was pending, said Lloyd Whelchel, an assistant district attorney.

Graves' attorney, Roy Minton, said he planned to fight the indictments aggressively. "Mr. Graves is dedicated to being sure he hasn't violated any state or federal gambling laws," he said.

"I expect every person named in the indictments will be cleared of all allegations of wrongdoing," said Paul Coggins, Aces Wired's attorney.

The indictments grew out of a statewide raid of Aces Wired's amusement centers in May and appeared to be part of a coordinated prosecution of the company across several jurisdictions. Attorneys for the company said they expected more charges to be brought soon in Nueces County, where Aces operated a gaming center in Corpus Christi.

The company's gaming system has perplexed district attorneys, and enforcement of its operations has varied across the state. Instead of rewarding players with cash, which would violate Texas anti-gambling laws, Aces Wired's 8-liners pay winning players with points that can be redeemed for merchandise and services.

The indictments are the latest bad news in what has been a dramatic reversal of fortune for the company. Fueled by investments from Graves, who has contributed hundreds of thousands of dollars to elected officials, Aces Wired opened its first center in 2005 and grew quickly. By 2008, it operated more than 600 8-liners in a half-dozen gaming centers. In the first three quarters of this year, the machines generated $8 million.

But in May, police in Fort Worth, San Antonio and Copperas Cove closed the gaming centers and confiscated more than $1 million in cash and equipment. Since then, the company has laid off most of its workers; it reported a net loss of more than $13 million through the first three quarters of the year.

Still, Coggins said Aces is prepared to fight all of the actions against it. "Once two or three of these district attorneys lose their cases, the rest will figure out this is not a worthwhile way to expend their resources," he said.